CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Ralph Parks Portfolios Trust and to the use of our report dated August 28, 2008 on the Ralph Parks Cyclical Equity Fund’s (a series of shares of Ralph Parks Portfolios Trust) financial statements and financial highlights.   Such financial statements and financial highlights appear in the 2008 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

Briggs, Bunting & Dougherty, LLP

Philadelphia, Pennsylvania

October 27, 2008